Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Unilife Corporation:

We consent to the incorporation by reference on Form S-8 (Registration Statement No. 333-164964) and on Forms S-3 (Registration Statement Nos. 333-173195 and 333-167631) of Unilife Corporation of our report dated September 13, 2011, with respect to the consolidated balance sheets of Unilife Corporation and subsidiaries as of June 30, 2011 and 2010 and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for the years then ended and the effectiveness of internal control over financial reporting as of June 30, 2011, which reports appear in the June 30, 2011 annual report on Form 10-K of Unilife Corporation.

Our report dated September 13, 2011 contains an explanatory paragraph that states that the Company has incurred recurring losses from operations and estimates that its existing cash and cash equivalents will last only through the third quarter of fiscal 2012, which raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

Harrisburg, Pennsylvania
September 13, 2011